QuickLinks -- Click here to rapidly navigate through this document

Exhibit 5.1

CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS

        We consent to the incorporation by reference in the Registration Statement of Noranda Inc. (the "Company") on Form F-9 to be filed on or about the date hereof (the "Registration Statement") of our Auditors' Report dated February 3, 2005, appearing in the Company's 2004 Annual Report, relating to the consolidated balance sheets of the Company as at December 31, 2004 and 2003, and the consolidated statements of loss and retained earnings (deficit) and cash flows for each of the years then ended and to the reference to our firm name under the heading "Auditors" in the prospectus which is part of the Registration Statement.

Toronto, Canada	/s/ ERNST & YOUNG LLP
June 1, 2005	Chartered Accountants

QuickLinks

CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS